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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
             Information statement pursuant to Rule 13d-1 and 13d-2

                               (AMENDMENT NO. 9)*



                                Spire Corporation
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                                (Name of Issuer)


                     Common Stock, 0.01 par value per share
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                         (Title of Class of Securities)


                                   848565 10 7
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                                 (CUSIP Number)


                                December 31, 2007
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              Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                   Page 1 of 5
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CUSIP NO. 848565 10 7                 13G                           PAGE 2 OF 5
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  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Roger G. Little
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
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                   5    SOLE VOTING POWER

                        2,181,255
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,181,255
    WITH         -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,181,255
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       26.2%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
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                                Page 2 of 5 pages
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CUSIP NO. 848565 10 7                 13G                           PAGE 3 OF 5
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ITEM 1.  (a)   Name of Issuer

               Spire Corporation

         (b)   Address of Issuer's Principal Executive Offices

               One Patriots Park
               Bedford, Massachusetts 01730-2396


ITEM 2.  (a)   Name of Person Filing

               Roger G. Little

         (b)   Address of Principal Business Office, or, if None, Residence

               One Patriots Park, Bedford, Massachusetts 01730-2396

         (c)   Citizenship

               United States

         (d)   Title of Class of Securities

               Common Stock, $0.01 par value per share

         (e)   CUSIP Number

               848565 10 7


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Act.

         (b) [ ] Bank as defined in Section 3(a)(6) of the Act. (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

         (e) [ ] An investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

         (f) [ ] An employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see Rule 13d-1(b)(1)(ii)(F).

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G); see Item 7.

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                Page 3 of 5 Pages
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CUSIP NO. 848565 10 7                 13G                           PAGE 4 OF 5
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ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 2,181,255

         (b) Percent of class: 26.2%

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                        2,181,255

                  (ii)  Shared power to vote or to direct the vote:
                        0

                  (iii) Sole power to dispose or to direct the disposition of:
                        2,181,255

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable to reporting person.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         Not applicable to reporting person.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable to reporting person.

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP

         Not applicable to reporting person.

ITEM 10. CERTIFICATION

         Not applicable to reporting person.

                                Page 4 of 5 Pages
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CUSIP NO. 848565 10 7                 13G                           PAGE 5 OF 5
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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           Date:       February 8, 2007
                                                       -----------------------

                                           Signature:  /s/ Roger G. Little
                                                       -----------------------
                                           Name:       Roger G. Little
                                           Title:      Chairman & CEO






















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